AGREEMENT
                                  ---------

         THIS AGREEMENT is made on March 18, 1998, between Milford Manufacturing Corporation, a Michigan corporation (referred to as "MMC" and "Seller") and Kelsey-Hayes Company, a Delaware corporation ("Buyer").

                                   RECITALS
                                   --------

         A. On October 31, 1996, Milford Manufacturing Corporation ("MMC") purchased from Kelsey-Hayes ("K-H") a business engaged in the manufacture and sale of machined fluid valve products for use in the production of fluid valve bodies for the automobile industry ("Business").

         B. MMC and K-H have decided that K-H shall re purchase some of the assets and assume some of the liabilities from MMC.

                                  AGREEMENTS
                                  ----------

                  NOW, THEREFORE, in consideration of the background and pursuant to the terms and conditions set forth in this Agreement, Seller agrees to sell and the Buyer agrees to purchase the Business and related real estate as follows:

         1. Assets Purchased. At Closing, Seller shall sell, assign, convey, transfer, set over, and deliver to Buyer all of the assets described below which are owned by Seller and used in the production of fluid valve bodies for K-H (collectively, the "Purchased Assets").

         1.1 Definition of Purchased Assets. For purposes of this
         Agreement, the term Purchased Assets shall be defined as including only the following:

         1.1.1    Real Property. The real property listed in Schedule 1.1.1.

                  1.1.2 Tangible Personal Property. All tangible personal property listed in Schedule 1.1.2

2. Liabilities Assumed. Seller agrees that Buyer assumes no liabilities of Seller, whether accrued, absolute, contingent, known, unknown, or otherwise, except that Buyer agrees to assume as of the Closing Date, and thereafter pay, perform and discharge the following liabilities ("Assumed Liabilities"):

         2.1 Real Properties. Seller's obligations and liabilities relating to the real properties listed in Schedule 1.1.1, provided that utility charges, prepaid charges and real property taxes will be pro-rated to the Closing Date.

         2.2 Tangible Personal Properties. Seller's obligations and liabilities relating to the tangible personal properties listed in
         Schedule 1.1.2, provided that utility charges, prepaid charges and personal property taxes will be pro-rated to the Closing Date.



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         2.3 Pension Underfunding. Buyer and Seller are parties to an agreement entitled Pension Plan Succession Agreement, which agreement is incorporated by reference and attached hereto as
         Schedule 2.3, and which provides for the handling of pension assets, funding, and liabilities o the Business' Pension Plan for Bargaining Unit Employees.

         2.4 Environmental. Buyer shall assume and pay, and indemnify Seller (pursuant to the terms and conditions of Section 9) for any environmental issues, which arise in connection with, or concerning the Purchased Assets (including real estate) under any Relevant Environmental Law. For the purpose of this Agreement, "Relevant Environmental Laws" shall mean all applicable federal, state and local rules, regulations, orders and determinations by any judicial, legislative or executive body of any governmental entity, including those occurring in the future, with respect to: (a) the installation, existence or removal of, or exposure to, asbestos at the Premises, (b) the existence on, discharge or release from, or removal from the Premises of any hazardous wastes and the disposal thereof, (c) adverse effects on the environment occurring by reason of activities conducted on the Premises and (d) adverse effects on the environment that are manifested on the Premises occurring from other sources or unknown sources. Such laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 41 USC 9601 et seq.; (as amended by the Superfund Amendments and Reauthorization Act); the Emergency Planning and Community Right-to-Know- Act, 42 USC 11001 et seq.; the Resource Conservation and Recovery Act, 42 USC 691 et seq.; the National Environmental Policy Act, 42 USC 4321 et seq.; the Safe Drinking Water Act, 42 USC 300 f et seq.; the Toxic Substance Control Act, 15 USC 2601 et seq.; the Clean Air Act, 42 USC 7401 et seq.; regulations promulgated in connection with the foregoing; regulations pertaining to asbestos, including 40 CFR Part 61, Subpart M and 29 CFR 1910.1001 and 1926, 58; and any state, local or foreign laws or regulations pertaining to the environment.

3.       Purchase Price for Purchased Assets.
         ------------------------------------

         3.1 The Purchase Price. In addition to the Assumed Liabilities, the purchase price to be paid by Buyer to Seller for the Purchased Assets (the "Purchase Price") shall be $3,000,000.00.

         3.2 Payment of Purchase Price. Buyer shall pay the Purchase Price on the Closing Date as follows:

                  3.2.1 Payment at Closing. At Closing, Buyer shall pay the Purchase Price by wire transfer of immediately available funds to the account of and/or for the benefit of Seller as directed at Closing. Seller may instruct Buyer to pay jointly to Seller and to Seller's creditor(s) to facilitate the release of certain liens against the Purchased Assets.

         3.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in accordance with attached
         Schedule 3.3. Buyer and Seller agree to execute and deliver at the Closing duplicate IRS Forms 8594, with an allocation of the Purchase Price in accordance with this Section 3.3 which is mutually acceptable to both parties, and to file all other returns and reports in a manner consistent with the allocations in this Section.

4. Delivery Free of Encumbrances. Seller shall deliver good title to the Purchased Assets free and clear of all mortgages, liens, and security interests ("Encumbrances"). Additionally, Seller shall provide Buyer a commitment of title insurance from a reputable title insurance company. If Buyer objects, in writing, to the condition of title, Seller shall have thirty (30) days to correct the problem.

5.       Preclosing Actions. Before the Closing:
         5.1 Conduct of Business. Seller shall carry on and conduct the Business in the ordinary course consistent with past practices.

         5.2 Buyer's Access. From the date of this Agreement through the Closing, Seller shall permit Buyer and its representatives to make a full business, financial, accounting, and legal audit of the Purchased Assets, and the Assumed Liabilities. Seller shall take all reasonable steps necessary to cooperate with Buyer in undertaking this audit.

6.       Closing Matters.
         6.1 Closing. The closing of the transactions contemplated in this Agreement (the "Closing") shall take place at the offices of Munro and Munro, P.C., 3250 West Big Beaver, Suite 520, Troy, Michigan at 10:00 a.m. on Monday, March 16, 1998 or at such other place and/or on such other date as the parties may agree on (the "Closing Date").

         6.2 Certain Closing Expenses; Prorations. Seller shall be liable for and shall pay all federal, state, and local sales, use, excise, and documentary stamp taxes and all other taxes, duties, or other like charges properly payable on and in connection with Seller's conveyance and transfer of the Purchased Assets to Buyer. Personal and real property taxes, utility charges (including electricity, gas, water, sewer, and telephone) refuse collection, and other service contracts whether or not assumed by Buyer shall be prorated ratably, using the fiscal period method as though said items were paid in advance, as of the Closing Date. To the extent practicable, all such prorations shall be computed and paid at the Closing, and to the extent not practicable, as soon as practicable thereafter. Title insurance shall be the Buyer's cost.

7. Seller's Representations and Warranties. As of the date of this Agreement and as of the Closing, the Seller represents and warrants to Buyer, and acknowledges and confirms, that Buyer is relying on these representations and warranties in entering into this Agreement:

         7.1 Organization and Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan, and Seller has all requisite power and authority (corporate and otherwise) to own its properties and conduct its business as it is now being conducted.

         7.2 Authorization. Seller has all requisite power and authority (corporate and otherwise), and has all requisite legal capacity (a) to execute, deliver, and perform this Agreement, to which it is a party and (b) to consummate the transactions contemplated under this Agreement. Seller has taken all necessary corporate action (including the approval of its board of directors and shareholders) to approve the execution, delivery, and performance of this Agreement to be executed and delivered by it and the consummation of the transactions contemplated in this Agreement. The Seller has duly executed and delivered this Agreement. This Agreement, when executed and delivered, will create, legal, valid, and binding obligations of the Seller, enforceable against it, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws relating to the enforcement of creditors' rights.

         7.3      Existing Agreements and Governmental Approvals.
         --------------------------------------------------------

                  7.3.1 Existing Agreements. To the Seller's knowledge, the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by them:
                  (i) do not and will not violate any provisions of law applicable to the Seller or the Purchased Assets; (ii) do not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time or both) Seller's Articles of Incorporation or Bylaws, or any indenture, mortgage, lease, deed of trust, or other instrument, contract, or agreement or any order, judgment, arbitration award, or decree to which the Seller is a party or by which any of them or any of their respective assets and properties are bound which would not be paid at closing (including, without limitation, the Purchased Assets); and (iii) do not and will not result in the creation of any Encumbrance on any of the Seller's properties or assets (including, without limitation, the Purchased Assets).

                  7.3.2 Approvals. Except as separately scheduled, no approval, authority, or consent of, or filing by, the Seller with, or notification to, any federal, state, or local court, authority, or governmental or regulatory body or agency or any other corporation, partnership, individual, or other entity is necessary (i) to authorize the execution and delivery of this Agreement or any of the related agreements by Seller, (ii) to authorize the consummation of the transactions contemplated by this Agreement, or (iii) to continue Buyer's use and operation of the Purchased Assets after the Closing Date.

         7.4 Title to Purchased Assets. Seller is the sole and absolute owner of the Purchased Assets and has good title to all of the Purchased Assets which at Closing shall be free and clear of any and all Encumbrances. Buyer is not acquiring any of the equipment, related fixtures, related inventory, tooling, and related supplies being used by Seller in producing its DRA, Allied, or Delphi jobs.

         7.5 Condition of Purchased Assets. Buyer has examined the Purchased Assets and is accepting them in "as is" condition, without representation or warranty from Seller of any kind other than warranty of title with respect to the period of Seller's ownership only.
                  7.6 No Brokers. Seller has not engaged, and is not responsible for any payment to, any finder, broker, or consultant in connection with the transactions contemplated by this Agreement.

8. Buyer's Representations and Warranties. Buyer represents and warrants to Seller that:

         8.1 Organization and Standing. Buyer is a corporation duly organized and validly doing business under the laws of the State of Delaware, and Buyer has all the requisite power and authority (corporate and otherwise) to own its properties and to conduct its business as it is now being conducted.

         8.2 Authorization. Buyer has taken all necessary corporate action
         (a) to duly approve the execution, delivery, and performance of this Agreement, and (b) to consummate any related transactions. Buyer has duly executed and delivered this Agreement. This Agreement, when executed and delivered, will create legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws relating to the enforcement of creditor's rights.

         8.3 Environmental and Other Matters. Buyer is aware of the environmental condition of the Purchased Assets and agrees to accept the same "as is". Further, K-H has in place certain environmental and other commitments under an Acquisition Agreement between Seller and Buyer, effective October 31, 1996; nothing within this Agreement shall modify, change, or supersede any environmental or any other non-environmental commitment(s) that survived the closing of the Acquisition Agreement.

9. Indemnification. All of the representations and warranties of Seller in
Section 7 of this Agreement shall survive the Closing (unless the Buyer knew of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of one year thereafter. All of the other representations and warranties of the Buyer and the Seller contained in this Agreement shall survive the Closing (unless the damaged Party knew of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter subject to any applicable statutes or limitations.


9.1 Seller Breach and Indemnification. In the event Seller breaches any of its representations, warranties, and covenants contained in this Agreement, and Buyer makes a timely written claim for indemnification against Seller, then Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences the Buyer shall suffer after the end of any applicable survival period) caused proximately by the breach. Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer shall suffer caused proximately by any liability of Seller, which is not an Assumed Liability.

9.2 Buyer Breach and Indemnification. In the event the Buyer breaches any of its representations, warranties, and covenants (including environmental covenants in Section 2.4) contained in this Agreement, and Seller makes a timely written claim for indemnification against the Buyer, then the Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences the Seller shall suffer through and after the date of the claim of indemnification caused proximately by the breach. Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences the Seller shall suffer caused proximately by any liability of the Seller, which is an Assumed Liability.

9.3 Third Party Claims. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Section 9, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing. The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party. Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided hereinabove, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate. In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

         9.4 Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax benefits and insurance coverage and take into account a reasonable in determining Adverse Consequences for purposes of this Section. All indemnification payments under this Section shall be deemed adjustments to the Purchase Price. For purposes of this Section, Adverse Consequences shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         9.5 UCC Bulk Sales Indemnification. The parties hereby waive Seller's compliance with the Uniform Commercial Code provision of Michigan law regarding bulk transfers. Other provisions hereof notwithstanding, Seller will indemnify and hold Buyer harmless from all losses, costs, damages, assessments, administrative fines or penalties, liabilities, obligations, claims or expenses (including reasonable professional fees and similar expenses) attributable to Seller's failure to comply with the Uniform Commercial Code provision of Michigan law regarding bulk transfers in respect of the Purchased Assets sold to Buyer hereunder.

10. Expenses. Each of the parties shall pay all of the costs that it incurs incident to the preparation, execution, and delivery of this Agreement and the performance of any related obligations, whether or not the transactions contemplated by this Agreement shall be consummated, except that all such costs and all liabilities of Seller other than the Assumed Liabilities, including, without limitation, tax liabilities, shall be paid out of the proceeds of the Purchase Price.

11. Risk of Loss. The risk of loss of or damage to the Purchased Assets from fire or other casualty or cause shall be on Seller at all times up to the Closing, and it shall be the responsibility of Seller to repair, or cause to be repaired, and to restore the property to the condition it was before the loss or damage.

12. Termination. Excluding the release provisions contained in paragraph 13.11, which shall survive any termination of this Agreement, or Closing, this Agreement may be terminated at any time before the Closing Date as follows:

                  (a) By Buyer and Seller jointly in writing, or

                  (b) By Buyer or Seller if there has been a material breach of any of the representations or warranties, covenants or agreements set forth in this Agreement on the part of the other, and this breach by its nature cannot be cured before the Closing.

13.      Miscellaneous Provisions.
         -------------------------

         13.1 Representations and Warranties. All representations, warranties, and agreements made by the parties pursuant to this Agreement shall survive the consummation of the transactions contemplated by this Agreement, without limitation as to time.

         13.2 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed given (a) when personally delivered or sent by facsimile transmission to the party to be given the notice or other communication or (b) on the business day following the day such notice or other communication is sent by overnight courier to the following:

         if to Seller:              c/o Andrew J. Munro
                                    Munro and Munro, P.C.
                                    3250 West Big Beaver Road
                                    Suite 520
                                    Troy, Michigan 48084
                                    Tel (248) 643-9494
                                    Fax (248) 643-0786

         if to Buyer:               John F. McCuen
                                    Vice President Legal
                                    Kelsey-Hayes
                                    12025 Tech Center Drive
                                    Livonia, Michigan 48150
                                    Tel (313) 226-2603
                                    Fax (313) 226-4590

         or to such other address or facsimile number that the parties may designate in writing.

         13.3 Assignment. Buyer may not assign this Agreement, or any interest in it, without the prior written consent of the other, except that Buyer may assign any or all of its rights under this Agreement to any subsidiary without Seller's consent.

         13.4 Parties in Interest. This Agreement shall inure to the benefit of, and be binding on, the named parties and their respective successors and permitted assigns, but not any other person.

         13.5 Choice of Law. This Agreement shall be governed, construed, and enforced in

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

         accordance with the laws of the State of Michigan. Buyer and Seller shall be jointly considered the authors and drafters of this Agreement.

         13.6 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each counterpart were on the same instrument.

         13.7 Entire Agreement. This Agreement and all related documents, schedules, exhibits, or certificates represent the entire understanding and agreement between the parties with respect to the subject matter and shall supersede all prior agreements or negotiations between the parties other than those commitments as set forth in Sections 2.2.6, 2.3, 3.4.6, 3.4.8, 4.1.6, 8.3, 8.9, 8.10,
         of the Acquisition Agreement dated October 31, 1996 between the parties. This Agreement may be amended, supplemented, or changed only by an agreement in writing that makes specific reference to this Agreement or the agreement delivered pursuant to it and that is signed by the party against whom enforcement of any such amendment, supplement, or modification is sought.

         13.8 Receivables. For parts delivered to it by MMC after February 1, 1998, K-H shall pay at the rate of the pre-February 1, 1998 part prices plus 20%. K-H shall recalculate all invoices for parts delivered since February 1, 1998 using the increased parts prices. To the extent that payment has not already been made, at Closing K-H shall pay to MMC the recalculated difference plus any outstanding parts invoices at closing, or if not verified by the time of closing, after verification of the amounts owed in due course and according to standard course of dealings between the parties..

         13.9 Press Releases. Neither party to this Agreement shall issue any press release of make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities, or required to be made to its shareholders, in which case the disclosing party will use reasonable efforts to advise the other party prior to making the disclosure(s).

         13.10    Arbitration.

                  13.10.1 AAA Any dispute, controversy, or claim arising out of or relating to this Agreement or relating to the breach, termination, or invalidity of this Agreement, whether arising in contract, tort, or otherwise, shall be resolved in binding arbitration. Any arbitration shall proceed in accordance with the current Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association ("AAA").

                  13.10.2 Final and Binding. Any award, order, or judgment made pursuant to arbitration shall be deemed final and may be entered in any court having jurisdiction over the enforcement of the award, order, or judgment. Each party agrees to submit to the jurisdiction of any court for purposes of the enforcement of the award, order, or judgment.

                  13.10.3 Number of Arbitrators. The arbitration shall be held before one

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

         arbitrator knowledgeable in the general subject matter of the dispute, controversy, or claim and selected by AAA in accordance with the Arbitration Rules, except that any arbitration in which the disputed, controverted, or claimed amount (as reflected on the demand for arbitration, as the same may be amended) exceeds $50,000.00 shall be held before three arbitrators, one arbitrator being selected by Buyer, one by the Seller, and the third selected by the other two from a panel of persons identified by AAA who are knowledgeable in the general subject matter of the dispute, controversy, or claim.

                  13.10.4 Location. The arbitration shall be held at the office of AAA located in Southfield, Michigan (as the same may be from time to time relocated), or at another place the parties agree on.

                  13.10.5 Expenses and Costs. In any arbitration proceeding under this Section, each party shall pay all its own expenses, an equal share of the fees and expenses of the arbitrator, and, if applicable, the fees and expenses of its own appointed arbitrator; provided, however, the arbitrator(s) shall have the power to award recovery of costs and fees (including reasonable attorney fees, administrative and AAA fees, and arbitrators' fees) among the parties as the arbitrators determine to be equitable under the circumstances.

         13.11    Releases and Covenant not to Sue.
                  ---------------------------------

         13.11.1 Releases. Except for the enforcement of the terms, conditions, and obligations undertaken by the parties within this Agreement (including certain obligations of Buyer under the prior Acquisition Agreement), the parties in consideration of their mutual promises, covenants and considerations made herein, do hereby expressly release, waive, acquit and forever discharge the other and the other's respective subsidiaries, divisions, affiliates, directors, officers, shareholders, employees, agents, legal representatives, successors, predecessors and assigns from, and hereby waive, any and all claims, demands, actions, causes of action, suits, debts, contracts, agreements, damages (including attorney's fees) costs, expenses, liabilities, obligations, including claims of economic duress, product liability and controversies whatsoever, in law or in equity, that either party, their representatives or executors had or now have against the other party and its respective subsidiaries, divisions, affiliates, directors, officers, shareholders, employees, agents, legal representatives, successors, predecessors and assigns for, upon or by reason of any matter, cause or thing whatsoever in any way relating to the Milford facility and business, including any third party claims, from the beginning of time to the date of Closing and thereafter. Buyer does further release, waive, acquit and forever discharge Seller and Seller's respective subsidiaries, divisions, affiliates, directors, officers, shareholders, employees, agents, legal representatives, successors, predecessors and assigns from, and hereby waives, any and all claims, demands, actions, causes of action, suits, debts, contracts, agreements, damages (including attorney's fees) costs, expenses, liabilities, obligations, including claims of economic duress, product liability and controversies whatsoever, in law or in equity, that Buyer, its representatives, assigns, or executors had or have at Closing or might have after Closing with respect to the obligations undertaken by Buyer within Section 2.3,

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

                  2.4, or for any product liability claims.

                  13.11.2 Enforcement of Agreement. Notwithstanding the above, it is specifically agreed, however, that if either party shall breach any of the terms and conditions of this Agreement, the other party may bring a claim in arbitration to enforce this Agreement, and if said party is successful in enforcing the Agreement, said party will not only be entitled to the benefits previously available and withheld contrary to this Agreement, but also all actual attorney fees and litigation costs incurred. Further, should any party bring an action or claim in arbitration which attempts to, or which will have the effect of, overturning, voiding, modifying, and/or nullifying the release within
                  Section 13.11, then in addition to any other relief or damages, such party shall be responsible to the other party for the following: (a) to indemnify and hold the other party harmless from any and all costs, including actual attorney fees; and (b) payment to the other party of liquidated damages in the amount of $1,000,000.00, which both parties agree is reasonable under the circumstances given the difficulty of calculating actual damages.

                  13.11.3 Full Release. Except for the enforcement of the terms and conditions of the Agreement, this release is intended to be a full, final and complete release of all claims by either party against the other and the terms contained herein are not mere recitals. Further, the releases and covenant not to sue contained within this
                  Section 13.11 shall survive any termination of this Agreement or Closing.

                  13.11.4 Covenant not to Sue. The parties hereto in consideration of their mutual promises, covenants and considerations made herein, do, except for the enforcement of the terms and conditions of this Agreement, hereby expressly covenant with each other not to sue or arbitrate against the other, and/or the other's respective subsidiaries, divisions, affiliates, directors, officers, shareholders, employees, agents, legal representatives, successors, predecessors and assigns for any claims, demands, actions, causes of action, suits, debts, contracts, agreements, damages (including attorney's fees) costs, expenses, liabilities, obligations, including claims of economic duress, product liability and controversies whatsoever, in law or in equity, that either party, their representatives or executors had or now have against the other party and its respective subsidiaries, divisions, affiliates, directors, officers, shareholders, employees, agents, legal representatives, successors, predecessors and assigns for, upon or by reason of any matter, cause or thing whatsoever in any way relating to the Milford facility and business, including any third party claims, from the beginning of time to the date of Closing. Both parties expressly state that this covenant not to sue was bargained for in good faith.

         13.12 Subcontract. The Closing of this Agreement, but not the provisions of Section 13.11, shall be conditioned upon Seller entering into and closing the sale of the remaining MMC business and assets (subject to certain liabilities) to PGK Acquisition.

         13.13 Post Closing. Through June, 1998 K-H shall permit PGK Acquisition, Inc. to lease space to MMC, if K-H's permission is requried or necessary, and in any case, K-H shall permit and not interfere with MMC's continued use and possession, including ingress and egress, of that portion of the real property listed in Section
         1.1.1 which runs

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

         Seller's DRA business.


         The parties have executed this Agreement on the date set forth on the first page of this Agreement.

                                    SELLER
                                    Milford Manufacturing Corporation


                                    By:/s/ Robert A. Clemente
                                       ------------------------------
                                        Robert A. Clemente, President

                                    BUYER
                                    Kelsey-Hayes Company

                                    By: /s/ John F. McCuen
                                        ------------------------------
                                    Its: Authorized Officer

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